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ITERIS, INC.
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Iteris Comments on Laughing Water Capital Press Release

SANTA ANA, Calif. — August 13, 2019 — Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, issued the following statement in response to a press release issued today by Laughing Water Capital:

“Iteris welcomes input from all of our shareholders. Members of our Board and management team have had regular contact with Laughing Water Capital and take their input seriously, as we do all shareholder feedback. We are disappointed that Laughing Water Capital, after regular engagement with our company and leadership, has publicly called for withhold votes for certain of our directors. Our current Board and management team are dedicated to driving the success of the company and are constantly exploring new ways to enhance shareholder value. Since the Board installed a new management team four years ago, we have seen our share price grow 168.9 percent, compared with 23.6 percent growth in the Russell 2000. In the last year alone, our share price grew 7.8 percent while the Russell 2000 saw a 10.7 percent drop. We agree with Laughing Water Capital that we have a strong position in a market that is poised for continued growth. Iteris is committed to maintaining a highly qualified and high-performing Board, and we believe it is in the best interest of all our shareholders to vote to re-elect our current directors at the upcoming Iteris Annual Shareholder Meeting.”

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated demand and growth opportunities, the impact and success of new solution offerings, the Company’s recent acquisition, our future performance, growth and profitability, operating results, and financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending policy changes, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; our ability to secure additional contract awards and successfully complete awarded contracts on a timely and cost-effective basis; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully complete and integrate acquired companies; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing product and service offerings; risks related to our ability to recruit and/or retain key talent; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and such competitors’ patent coverage and claims; any softness in the markets that we address, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities, such as import/export tariffs, terrorist activities or armed conflicts in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations

MKR Investor Relations, Inc.

Todd Kehrli

Tel: (323) 468-2300

Email: iti@mkr-group.com

Media Contact

David Sadeghi
Tel: (949) 270-9523
Email: dsadeghi@iteris.com